                                                                    Exhibit 99.2


For Immediate Release                     For Further Information Contact:
Monday, February 21, 2000                 Robert E. Phaneuf
                                          Vice President - Corporate Development
                                          (918) 592-0101


                    VINTAGE PETROLEUM REPORTS 1999 RESULTS;
                           REVISES YEAR 2000 TARGETS

          Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced earnings for the year ended December 31, 1999 of $73.4 million, or $1.24 per share, inclusive of after-tax gains totaling $33.6 million, or $0.57 per share, attributable to oil and gas property divestitures. This compares to the prior year's loss of $87.7 million, or $1.69 per share. The 1998 results included $51.4 million of certain after-tax, non-cash charges related primarily to low year-end oil and gas prices which resulted in property impairments. Excluding such 1998 charges and the 1999 after-tax gains on asset sales, Vintage had earnings of $39.8 million, or $0.67 per share, in 1999 compared to a loss of $36.3 million, or $0.70 per share, in 1998. The substantial increase in earnings for 1999 resulted from a significantly higher price for oil and a rise in production.

          Total production for the year reached an all-time high of 24.9 million equivalent barrels (BOE), up from 24.3 million BOE in 1998. Spurred by the mid-year acquisition of the El Huemul concession in Argentina and a full year of production from acquisitions in late 1998, oil production rose three percent to
16.9 million barrels and gas production was up two percent to 48.4 billion cubic feet (Bcf).

     The three percent rise in total production together with a much higher average price of oil combined to increase oil and gas revenues by 39 percent to $370.7 million compared to $265.9 million in the prior year. The company's realized price of oil averaged $16.62 per barrel, 53 percent above last year's average realized price of $10.87 per barrel. The realized price of gas for 1999


                                     -More-
averaged $1.87 per thousand cubic feet (Mcf), roughly equivalent to 1998's $1.85 per Mcf.

     Proceeds from sales of oil and gas properties in 1999 totaled $87.9 million, resulting in net pre-tax gains aggregating to $55.0 million. Driven primarily by higher oil and gas sales and gains on asset dispositions, total revenues rose 51 percent for the year to $496.7 million.

     Total lease operating costs declined six percent despite a three percent rise in production. Lease operating costs on a BOE basis were reduced eight percent to $4.63 per BOE compared to $5.05 last year, primarily as a result of: management's efforts to reduce costs, restructuring certain field operations, the shutting in of certain high cost U.S. production early in 1999 and increasing production in lower operating cost Argentina. General and administrative costs on a BOE basis rose 11 percent to $1.46 per BOE due to the accrual of estimated 1999 bonuses. The company recently implemented a bonus program covering all U.S. employees designed to provide additional incentive to achieve certain corporate goals. Combined lease operating costs and general and administrative costs on a BOE basis were four percent lower than last year.

     Exploration expense of $14.7 million for 1999 included $7.1 million of seismic and other geological and geophysical costs and $7.6 million of dry hole and other costs. This compares to 1998's exploration expense of $24.1 million which included higher seismic, geological and geophysical costs. Interest expense rose $15.0 million to $58.7 million in response to higher outstanding borrowings utilized to fund acquisitions in late 1998 and the excess of capital spending over cash flow in 1998.

     The 14 percent increase in diluted shares outstanding is due primarily to the impact of the June 1999 equity offering, shares issued and contingent shares which may become issuable to acquire certain oil and gas properties in November 1998 and the dilutive effect of stock options. Weighted average diluted shares outstanding in 1999 were 59.3 million compared to 51.9 million in 1998.


                                     -More-

     Cash flow (before changes in working capital) for the year was $162.5 million, up 112 percent compared to 1998 cash flow of $76.8 million.

Fourth Quarter Results

     The fourth quarter 1999 improvement over last year's fourth quarter was even more pronounced than the year-to-year comparison. A dramatically higher average price of oil and a substantial rise in the price of gas combined to accentuate the 11 percent increase in total BOE of production causing oil and gas revenues to grow 119 percent to $129.8 million. Fourth quarter daily production averaged 73,946 BOE compared to the year-ago quarter of 66,685 BOE.

      Lease operating and general and administrative expenses before the impact of estimated 1999 bonuses, all of which were accrued during the fourth quarter, rose in line with production. Interest expense rose primarily as a result of a higher average interest rate on the company's total debt during the quarter.

     Net income for the quarter just ended was $59.0 million, or $0.92 a share, inclusive of $28.9 million, or $0.45 a share, in after-tax gains from the sale
of certain oil and gas properties.   This compares to the fourth quarter 1998
net loss of $66.7 million, or $1.27 per share, which included $51.4 million of after-tax, non-cash charges. Absent these items, the fourth quarter 1998 loss was $15.3 million, or $0.29 per share. The 22 percent increase in diluted shares outstanding is due primarily to the impact of the June 1999 equity offering, shares issued and contingent shares which may become issuable to acquire certain oil and gas properties in November 1998 and the dilutive effect of stock options. Weighted average diluted shares outstanding were 64.0 million compared to 52.6 million in the fourth quarter of 1998.

     Cash flow (before changes in working capital) in the fourth quarter of 1999 was $68.8 million compared to cash flow of $11.9 million in the year-earlier quarter.


                                     -More-

Vintage Revises 2000 Capital Budget

     During 1999, oil and gas capital spending of $237.5 million was composed of $166.8 million for acquisitions and $70.7 million for exploitation and exploration activities. During the year, the company acquired 94.1 million BOE of reserves at a low average cost of $1.77 per BOE. Total reserve additions from all sources, including the impact of higher oil and gas prices, were 201.1 million BOE at a cost of $1.18 per BOE.

      For the year 2000, Vintage has revised its preliminary non-acquisition capital spending plan from $135 million to $146 million. The increase is attributable primarily to slippage in the timing associated with some late 1999 projects which resulted in 1999 spending falling short of the $83 million previously budgeted. Approximately $79 million, or 54 percent, of the year 2000 budget is earmarked for lower-risk exploitation activities that use the company's large inventory of projects aimed at replacing and growing production. Exploitation expenditures are divided about equally between domestic and international projects. U.S. activity will be concentrated in the Gulf Coast with international activity focused in Argentina, particularly in the recently acquired El Huemul concession.

      Approximately $67 million will be directed primarily toward high-impact exploration projects, particularly in Bolivia, Yemen and Ecuador. In Bolivia, the company recently initiated the drilling of an exploratory well to test the deep and potentially prolific Huamampampa formation with target depth expected to be reached in the second quarter. Vintage has also begun a three consecutive well program initiating the testing of several exploratory concepts on the company's 1.1 million acre S-1 Damis Block in Yemen. The first well, An Naeem, is expected to spud this week and is an offset to the Halewah field. The company plans to drill an exploratory well on its Cotapino prospect in Block 19 in Ecuador during the third quarter.


                                     -More-

Growth Targets for 2000 Revised

     Based upon the company's revised non-acquisition capital budget of $146.0 million, the company is targeting a 20 percent increase in production to 29.9 million BOE, as described in the accompanying table. As a result of the substantial increase in year-end 1999 reserve volumes, the anticipated DD&A rate is expected to decline to $3.30 per BOE from the previous target of $3.40 per BOE. Lease operating and general and administrative expenses are expected to rise modestly from previously targeted levels to $4.70 per BOE and $1.25 per BOE, respectively, primarily attributable to a slightly lower production level than previously targeted. The lease operating and general and administrative expense targets are before the impact, if any, of year 2000 bonuses. Estimated bonuses added approximately $0.12 per BOE to general and administrative expenses during 1999.

     The company has entered into hedging arrangements through swaps on a portion of its oil production. To date, Vintage has hedged approximately five million barrels, or 23.5 percent of its targeted 2000 oil production, at an average NYMEX price of $24.19 per barrel. The company continues to review the oil and gas markets to determine whether additional hedging is likely to make a positive contribution toward the achievement of its corporate goals.

     Based on the year-to-date average NYMEX price for oil, the hedges in place and the outlook for the remainder of 2000, Vintage has increased the assumed average NYMEX oil price for the year 2000 to between $23.00 and $25.00 per barrel. The assumed NYMEX gas price has remained unchanged at $2.50 per MMbtu. The company's average net realized oil price expectation has been raised to 86 percent of the NYMEX price, based on recent experience and the higher average NYMEX oil prices assumed for 2000. Given the revised expectations for the capital budget, production, assumed prices and costs enumerated in the accompanying table, as well as other expectations, Vintage has raised its target for cash flow and cash flow per share to between $255


                                     -More-
million and $277 million, or between $3.95 and $4.30 per share, assuming 64.5 million shares outstanding for the year. This range of targeted cash flow substantially exceeds budgeted capital expenditures for 2000, providing the company between $103 million and $131 million to be used to further reduce debt or fund acquisitions.

Strengthened Balance Sheet

     During 1999, the company generated $162.5 million in cash flow and raised additional capital of $171.3 million from asset sales and a common stock offering, for a total of $333.8 million. The excess of capital generated over the $237.5 million of oil and gas capital expenditures allowed net debt to be reduced significantly. The company's net debt (long-term debt less cash) at year-end 1999 was $582.6 million compared to $667.3 million at last year-end.
As a result of this decline and a substantial contribution to equity from earnings, Vintage's net debt-to-book capitalization ratio declined to 57 percent at year-end 1999 as compared to 71 percent at the prior year end. To further strengthen the balance sheet, the company plans to continue its program of non-strategic asset sales, targeting proceeds totaling $30 to $55 million by the end of this year.

     "We made significant progress in reducing leverage in 1999 and remain committed to reducing the debt-to-book capitalization ratio to our target of the low-to-mid 50's percent by year-end 2000," said S. Craig George, CEO. "Further, our borrowing availability under the bank revolving credit facility is in excess of $310 million and we have over $40 million in cash on the balance sheet at year-end 1999. We are in an excellent position to meet our internally generated growth targets and are prepared to capitalize on acquisition opportunities while maintaining our financial discipline. Given our outlook for the year 2000, a $200 to $250 million acquisition may be within our reach without the need to return to the equity market in order to maintain our balance sheet targets," Mr. George concluded.


                                     -More-

Forward-Looking Statements

     This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address future production and costs, reserve potential, exploitation and exploration activities, capital budget, NYMEX reference prices, company realized prices, financial targets and sales of properties and other future events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. The company is headquartered in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.


                                -Table follows-

                            VINTAGE PETROLEUM, INC.
                            ----------------------
                                TARGETS FOR 2000
                                ----------------


                                                                2000
                                                               Target
                                                               ------

Oil production (MMBbls):
   U.S.                                                           9.3
   Argentina                                                     10.2
   Other                                                          1.6
   Total                                                         21.1

Gas production (Bcf):
   U.S.                                                          37.2
   Argentina                                                      7.9
   Bolivia                                                        7.4
   Total                                                         52.5

Total MMBOE                                                      29.9

Net realized price as a percent
   of NYMEX - Total Company:
   Oil                                                             86%
   Gas                                                             78%

DD&A per BOE                                                    $3.30
LOE per BOE                                                     $4.70
G&A per BOE                                                     $1.25

Non-Acquisition Capital Spending Budget                         $ 146 million

-------------------------------------------------------------------------------

Cash Flow (before working capital changes):
     Assumed NYMEX - $23.00 oil and $2.50 gas                   $ 255 million
     Assumed NYMEX - $25.00 oil and $2.50 gas                   $ 277 million

-------------------------------------------------------------------------------


NYMEX :
     Oil - Average of the daily settlement price for the near-month contract for
     light crude oil as quoted on   the New York Mercantile Exchange.

     Gas - Average of the settlement price per MMBtu for the last 3 trading days for the applicable contract month for natural gas as quoted on the New York Mercantile Exchange.

Targets do not reflect any year 2000 acquisitions or planned oil and gas property dispositions.

See "Growth Targets for 2000 Revised" and "Forward-Looking Statements" elsewhere in this release.


                                -Table follows-

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES
                   ----------------------------------------
                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                                Three Months Ended                       Year Ended
                                                                    December 31,                         December 31,
                                                       ----------------------------------      --------------------------------
                                                              1999               1998                1999              1998
                                                       ----------------    --------------      --------------    --------------

REVENUES:
   Oil and gas sales                                           $129,829          $ 59,279            $370,731         $ 265,863
   Gas marketing                                                 21,370            14,444              60,275            54,108
   Oil and gas gathering                                          1,771               930               6,955             7,741
   Gain on disposition of assets                                 47,319                 -              54,991                 -
   Other income                                                   1,452                71               3,783             1,223
                                                       ----------------    --------------      --------------    --------------

                                                                201,741            74,724             496,735           328,935
                                                       ----------------    --------------      --------------    --------------

COSTS AND EXPENSES:
   Lease operating, including production taxes                   34,480            31,033             115,471           122,726
   Exploration costs                                              5,151             5,117              14,674            24,056
   Impairment of oil and gas properties                           3,306            70,913               3,306            70,913
   Gas marketing                                                 20,455            13,859              57,550            51,560
   Oil and gas gathering                                          1,221               407               5,153             6,258
   General and administrative                                    11,927             8,074              36,409            31,996
   Depreciation, depletion and amortization                      24,567            28,692             107,807           108,975
   Interest                                                      14,344            12,885              58,665            43,680
                                                       ----------------    --------------      --------------    --------------

                                                                115,451           170,980             399,035           460,164
                                                       ----------------    --------------      --------------    --------------

       Income (loss) before income taxes                         86,290           (96,256)             97,700          (131,229)

PROVISION (BENEFIT) FOR INCOME TAXES:
   Current                                                        3,158            (3,481)              5,954            (4,068)
   Deferred                                                      24,101           (26,125)             18,375           (39,496)
                                                       ----------------    --------------      --------------    --------------

NET INCOME (LOSS)                                              $ 59,031          $(66,650)           $ 73,371         $ (87,665)
                                                       ================    ==============      ==============    ==============

EARNINGS (LOSS) PER SHARE:
   Basic                                                           $.95            $(1.27)              $1.27            $(1.69)
                                                       ================    ==============      ==============    ==============
   Diluted                                                         $.92            $(1.27)              $1.24            $(1.69)
                                                       ================    ==============      ==============    ==============

Weighted average common shares outstanding:
   Basic                                                         62,394            52,600              57,989            51,900
                                                       ================    ==============      ==============    ==============
   Diluted                                                       64,004            52,600              59,315            51,900
                                                       ================    ==============      ==============    ==============





                                -Table follows-

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES
                   ----------------------------------------
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------
                          (In thousands, except shares
                             and per share amounts)
                                  (Unaudited)
                                  A S S E T S

                                                                                          December 31,
                                                                              -------------------------------------
                                                                                    1999                  1998
                                                                              --------------        ---------------
CURRENT ASSETS:
   Cash and cash equivalents                                                      $   42,687             $    5,245
   Accounts receivable -
       Oil and gas sales                                                              87,484                 54,680
       Joint operations                                                                5,211                  5,905
   Prepaids and other current assets                                                  19,109                 18,312
                                                                              --------------        ---------------

          Total current assets                                                       154,491                 84,142
                                                                              --------------        ---------------

PROPERTY, PLANT AND EQUIPMENT, at cost:
   Oil and gas properties                                                          1,521,672              1,368,914
   Oil and gas gathering systems                                                      15,453                 14,774
   Other                                                                              17,287                 16,276
                                                                              --------------        ---------------

                                                                                   1,554,412              1,399,964

   Less accumulated depreciation, depletion and amortization                         583,060                501,722
                                                                              --------------        ---------------

                                                                                     971,352                898,242
                                                                              --------------        ---------------

OTHER ASSETS, net                                                                     42,291                 31,791
                                                                              --------------        ---------------

                                                                                  $1,168,134             $1,014,175
                                                                              ==============        ===============
                           L I A B I L I T I E S  A N D  S T O C K H O L D E R S'  E Q U I T Y

CURRENT LIABILITIES:
   Revenue payable                                                                $   25,899             $   17,382
   Accounts payable - trade                                                           26,118                 24,812
   Other payables and accrued liabilities                                             41,885                 24,731
                                                                              --------------        ---------------

       Total current liabilities                                                      93,902                 66,925
                                                                              --------------        ---------------

LONG-TERM DEBT                                                                       625,318                672,507
                                                                              --------------        ---------------

DEFERRED INCOME TAXES                                                                 15,780                      -
                                                                              --------------        ---------------

OTHER LONG-TERM LIABILITIES                                                            2,005                    785
                                                                              --------------        ---------------

STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par, 5,000,000 shares authorized,
       zero shares issued and outstanding                                                  -                      -
   Common stock, $.005 par, 80,000,000 shares authorized,
       62,407,866 and 53,107,066 shares issued and outstanding                           312                    266
   Capital in excess of par value                                                    314,490                230,736
   Retained earnings                                                                 116,327                 42,956
                                                                              --------------        ---------------

                                                                                     431,129                273,958
                                                                              --------------        ---------------

                                                                                  $1,168,134             $1,014,175
                                                                              ==============        ===============

                                -Table follows-

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES
                    ----------------------------------------
                             SUMMARY OPERATING DATA
                             ----------------------
                                  (Unaudited)

                                              Three Months Ended                          Year Ended
                                                 December 31,                            December 31,
                                     ----------------------------------       --------------------------------
                                           1999               1998                  1999               1998
                                     --------------     ---------------       --------------     -------------
Production:
  Oil (MBbls) -
     U.S.                                     2,159               2,403                8,643             9,912
     Argentina                                2,229               1,685                7,560             6,322
     Ecuador                                    216                  78                  597                78
     Bolivia                                     19                  23                   77               122
     Total                                    4,623               4,189               16,877            16,434

  Gas (MMcf) -
     U.S.                                    10,140              10,646               39,150            42,176
     Argentina                                1,761                   -                4,682                 -
     Bolivia                                  1,177               1,026                4,522             5,062
     Total                                   13,078              11,672               48,354            47,238

  Total MBOE                                  6,803               6,135               24,936            24,307

Average price:
  Oil (per Bbl) -
     U.S.                                   $ 21.66             $  9.83              $ 15.92  (a)      $ 11.20
     Argentina                                22.65                8.29                17.48             10.41
     Ecuador                                  24.34                5.77                15.67              5.77
     Bolivia                                  24.67               10.57                17.03             11.31
     Total                                    22.28                9.14                16.62  (a)        10.87

  Gas (per Mcf) -
     U.S.                                   $  2.30             $  1.91              $  2.06           $  1.97
     Argentina                                 1.38                   -                 1.34                 -
     Bolivia                                    .94                 .64                  .71               .78
     Total                                     2.05                1.80                 1.87              1.85

(a)  Includes the impact of hedging activities.





                                      -30-